                                                                      Exhibit 99

                                [L3 Letterhead]

Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111
                                                           For Immediate Release
Contact:   FD Morgen-Walke
           Investors: Eric Boyriven, Olivia Pirovano
           Media: Evan Goetz
           212-850-5600

            L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS
              -SALES, OPERATING INCOME, DILUTED EARNINGS PER SHARE,
          DILUTED EARNINGS PER SHARE BEFORE DEBT RETIREMENT CHARGES AND
                  FREE CASH FLOW INCREASE 28.4%, 31.8%, 39.5%,
                         22.4%, AND 39.9%, RESPECTIVELY-

NEW YORK, NY, July 23, 2003 - L-3 Communications (NYSE: LLL) today announced results for the 2003 second quarter, reflecting strong growth in sales, operating income, diluted earnings per share and free cash flow(1) compared to the 2002 second quarter.

For the 2003 second quarter, sales increased $271.7 million or 28.4% to $1,226.9 million from sales of $955.2 million for the 2002 second quarter. Excluding the increase in sales from acquisitions of $182.8 million, sales grew $88.9 million, or 9.3%, primarily because of continued strong demand in the company's defense businesses, including secure communications and intelligence, surveillance and reconnaissance (ISR) systems, aircraft modernization, engineering support, training services and communication software support services, as well as increasing shipments of naval power equipment. The higher sales for the company's defense businesses were partially offset by lower volume for the company's commercial aviation products and commercial communication products and lower sales of explosive detection systems (EDS).

Operating income for the 2003 second quarter increased 31.8% to $128.8 million from $97.7 million for the 2002 second quarter. Operating income as a percentage of sales (operating margin) increased to 10.5% from 10.2%, because of higher margins for the company's Secure Communications & ISR, Training Simulation & Support Services and Specialized Products segments, which were partially offset by lower margins for the Aviation Products & Aircraft Modernization segment. The changes in the operating margins for the company's segments are discussed below.

Net cash from operating activities for the 2003 second quarter increased $30.8 million, or 43.1% to $102.2 million compared to $71.4 million for the 2002 second quarter. Free cash flow(1) for the 2003 second quarter increased $23.1 million, or 39.9% to $81.0 million compared to $57.9 million for the 2002 second quarter. The increases in net cash from operating activities and free cash flow were primarily related to earnings growth and improved working capital management including collections of receivables from customers.

Net income for the 2003 second quarter increased to $53.4 million compared to net income of $31.6 million for the 2002 second quarter. Diluted earnings per share (EPS) increased 39.5% to $0.53, compared to diluted EPS of $0.38 for the 2002 second quarter. Net income for the 2003 second quarter includes an after tax charge of $7.2 million or $0.07 per diluted share for the early retirement in June 2003 of the company's $180 million 8 1/2% senior subordinated notes, which were refinanced with a portion of the net proceeds from the $400 million 6 1/8% senior subordinated notes due 2013 that the company issued in May 2003.

----------
Note:

(1) See discussions and calculations of free cash flow on the financial tables attached to this press release.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 2

Net income for the 2002 second quarter includes an after-tax charge of $9.9 million, or $0.11 per diluted share for the early retirement in June 2002 of the company's $225 million 10 3/8% senior subordinated notes, which were refinanced with a portion of the net proceeds from the $750 million 7 5/8% senior subordinated notes due 2012 that the company issued in June 2002. Excluding the debt retirement charges in both periods, diluted earnings per share for the 2003 second quarter increased 22.4% to $0.60 from $0.49 for the 2002 second quarter. Last year the second quarter debt retirement charge was presented in the company's results as an extraordinary item, and it has been reclassified in the current year as a component of income from operations along with the 2003 second quarter debt retirement charge in accordance with Statement of Financial Accounting Standards No. 145.

For the 2003 second quarter, diluted shares outstanding increased 16.4% to 105.6 million from 90.7 million for the 2002 second quarter, principally because of the company's public offering of 14.0 million shares of common stock on June 28, 2002.

For the 2003 second quarter, the company received funded orders of $1,402.2 million, an increase of 31.3% over funded orders of $1,068.0 million for the 2002 second quarter. Excluding the increase in orders from acquisitions of $197.4 million, orders grew $136.8 million or 12.8%. The company's orders for EDS systems declined $154.8 million to $7.8 million for the 2003 second quarter from $162.6 million for the 2002 second quarter. Excluding the decline in EDS systems, the company's consolidated orders growth excluding acquisitions was 27.3% for the 2003 second quarter. The company's orders for the 2002 second quarter included $162.4 million from the U.S. Transportation Security Administration (TSA) for EDS systems, which represented the initial funding for installation of EDS systems in major U.S. airports. Total 2002 orders for EDS systems from the TSA were $355 million. At June 30, 2003, funded backlog was $3,581.0 million, an increase of 10.9% over funded backlog of $3,228.6 million at December 31, 2002.

"L-3 had very strong performance in the second quarter," said Frank C. Lanza, chairman and chief executive officer of L-3 Communications. "As we reviewed the results across our business segments, there was strength in ISR, secure communications, data links, aircraft modernization and training and engineering support services, partially offset by continued weakness in commercial aviation products.

"By all financial performance measures, second quarter results were very good and they underscored the strength of L-3's core defense businesses. L-3's orders grew 12.8% excluding acquisitions, even after the expected decline in orders for EDS systems. More importantly, orders for our defense businesses excluding acquisitions grew 37%. Sales growth excluding acquisitions exceeded 9% for the quarter, despite a decline of 14.4% in L-3's commercial businesses. Free cash flow for the quarter was a record $81 million, demonstrating the high quality of L-3's earnings and L-3's commitment to cash flow generation, and providing L-3 liquidity for future growth." said Mr. Lanza.

For the 2003 second quarter, sales from the company's government businesses increased $217.3 million or 25.2% to $1,081.1 million from $863.8 million for the 2002 second quarter. Excluding the increase in sales from acquisitions of $115.2 million, sales from the company's government businesses grew $102.1 million, or 11.8%, primarily because of the growth in the company's defense businesses discussed above. Operating income from the company's government businesses for the 2003 second quarter increased $22.7 million to $125.7 million from $103.0 million for the 2002 second quarter. Operating margin declined slightly to 11.6% from 11.9%, primarily because of lower margins from acquired businesses.

Sales from the company's commercial businesses increased $54.4 million or 59.5% to $145.8 million, compared to $91.4 million for the 2002 second quarter. Excluding the increase in sales from acquisitions of $67.6 million, sales from the company's commercial businesses declined $13.2 million or 14.4%, primarily because of lower volumes for commercial aviation products and commercial communication products. Operating income from the company's commercial businesses for the 2003 second quarter increased $8.4 million to $3.1 million, compared to an operating loss of $5.3 million for the 2002 second quarter. Operating margin improved to 2.1% from a negative 5.8%, primarily because of lower losses from commercial


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 3

businesses arising from cost and expense reductions and higher margins from the Avionics Systems business acquired from Goodrich Corporation.

YEAR TO DATE RESULTS

For the 2003 first half, sales increased $663.9 million or 40.2% to $2,315.9 million from sales of $1,652.0 million for the 2002 first half. Excluding the increase in sales from acquisitions of $505.7 million, sales grew $158.2 million, or 9.6%, primarily because of strong performance by the company's defense businesses, which was partially offset by continued weakness in the company's commercial businesses.

Operating income for the 2003 first half increased 40.6% to $237.6 million from $169.0 million for the 2002 first half. Operating margin increased slightly to 10.3% from 10.2% because of higher margins for the company's Secure Communications & ISR, Training, Simulation & Support Services and Specialized Products segments, which were partially offset by lower margins for the Aviation Products & Aircraft Modernization segment. The changes in the operating margins for the company's segments are discussed below.

Net cash from operating activities for the 2003 first half increased $95.5 million, or 84.7%, to $208.3 million from $112.8 million for the 2002 first half. Free cash flow for the 2003 first half increased $82.1 million, or 92.2%, to $171.1 million compared to free cash flow of $89.0 million for the 2002 first half. The increases in net cash from operating activities and free cash flow were primarily related to earnings growth and improved working capital management, including collections of receivables from customers.

Net income for the 2003 first half increased to $103.1 million compared to $36.5 million for the 2002 first half. Diluted EPS was $1.03 for the 2003 first half compared to diluted EPS of $0.44 for the 2002 first half. Net income for the 2003 first half includes an after-tax charge of $7.2 million, or $0.07 per diluted share for the early retirement of the company's $180 million 8 1/2% senior subordinated notes. Net income for the 2002 first half includes an after-tax charge of $9.9 million, or $0.11 per diluted share for the early retirement of the company's $225 million 10 3/8% senior subordinated notes and an after-tax charge of $24.4 million, or $0.29 per diluted share for the cumulative effect of a change in accounting principle for goodwill impairment recorded effective January 1, 2002, in connection with the adoption of Statement of Financial Accounting Standards No. 142, Accounting for Goodwill and Other Intangible Assets. Excluding the debt retirement charges from both the 2003 first half and the 2002 first half as well as the cumulative effect of an accounting change for the 2002 first half, diluted earnings per share increased 31.0% to $1.10 from $0.84.

For the 2003 first half, diluted shares outstanding increased 27.3% to 105.3 million from 82.7 million for the 2002 first half, principally because of the company's public offering of 14.0 million shares of common stock on June 28, 2002 and the dilutive effect of the company's convertible notes.

For the 2003 first half, the company received funded orders of $2,617.7 million, an increase of 40.7% over funded orders of $1,860.5 million for the 2002 first half. Excluding the increase in orders from acquisitions of $557.5 million, orders grew $199.7 million or 10.7%. Orders for EDS systems declined $142.7 million to $20.7 million for the 2003 first half from $163.4 million for the 2002 first half. Excluding the decline in EDS systems, the company's consolidated orders growth excluding acquisitions was 18.4% for the 2003 first half.

For the 2003 first half, sales from the company's government businesses increased $563.5 million or 38.0% to $2,045.9 million from $1,482.4 million for the 2002 first half. Excluding the increase in sales from acquisitions of $385.8 million, sales from the company's government businesses grew $177.7 million, or 12.0%, primarily because of higher sales from the company's defense businesses, partially offset by a decrease of $5.6 million in sales of EDS systems. Operating income from the company's government businesses for the 2003 first half increased $56.9 million to $231.9 million from $175.0 million for the 2002 first half. Operating margin declined to 11.3% from 11.8%, primarily because of lower margins from acquired businesses.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 4

For the 2003 first half, sales from the company's commercial businesses increased $100.4 million or 59.2% to $270.0 million from $169.6 million for the 2002 first half. Excluding the increase in sales from acquisitions of $119.9 million, sales from the company's commercial businesses declined $19.5 million, or 11.5%, primarily because of lower volumes for the company's commercial aviation products and commercial communication products. Operating income from the company's commercial businesses for the 2003 first half increased $11.7 million to $5.7 million, compared to an operating loss of $6.0 million for the 2002 first half. Operating margin improved to 2.1% from a negative 3.5%, primarily because of lower losses from certain commercial businesses arising from cost and expense reductions and higher margins from the Avionics Systems business acquired from Goodrich Corporation.

At June 30, 2003, the company had $306.8 million in cash, an increase of $171.9 million from $134.9 million at December 31, 2002. Total debt was $2,066.1 million at June 30, 2003 compared to $1,847.8 million at December 31, 2002. Total debt as a percentage of book capitalization (total debt plus minority interest plus shareholders' equity) increased to 46.0% at June 30, 2003 from 44.8% at December 31, 2002. Additionally, shareholders' equity increased to $2,348.1 million at June 30, 2003, an increase of $145.9 million from $2,202.2 million at December 31, 2002. Available borrowings under the company's revolving credit facilities were $669.4 million at June 30, 2003.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) second quarter 2003 sales increased $71.4 million to $352.6 million from $281.2 million for the 2002 second quarter. Excluding the increase in sales from the ComCept and Aeromet acquired businesses of $6.9 million, sales grew $64.5 million, or 22.9%, primarily due to continued strong demand from the Department of Defense (DoD) and other U.S. Government agencies for the company's secure communications and ISR systems and products. SC&ISR generated operating income of $42.5 million for the 2003 second quarter compared with $29.7 million for the 2002 second quarter. Operating margin increased to 12.1% for the second quarter of 2003, from 10.6% for the second quarter of 2002, primarily because of higher sales volume for defense systems and cost improvements.

Orders for the SC&ISR segment were $488.6 million during the 2003 second quarter and included:

o An order for Secure Voice Conference Services (SVCS) from the Department of Homeland Security for STE-R as the next member of the Secure Telephone Equipment (STE) family of products.

o    Additional funding for the Advanced Extra High Frequency COMSEC/TRANSEC
     (ACTS) program to include key management functionality. The company believes this expanded role on ACTS will strategically position L-3 for the next generation transformational communications program.

o Additional funding for continued support of the COMPASS CALL program to include Periodic Depot Maintenance, modifications and contractor support services.

o Additional funding for ongoing and continuous support of the Big Safari Logistics program to include emergency requirements, repair and returns, spares, life cycle support and contractor management efforts.

For the first half of 2003, sales for SC&ISR were $680.3 million, up 54.6%, compared to $440.0 million for the first half of 2002. Excluding the increase in sales from the Integrated Systems, ComCept and Aeromet acquired businesses of $117.2 million, sales grew $123.1 million, or 28.0%. SC&ISR generated operating income of $74.9 million for the 2003 first half, compared to $46.1 million for the 2002 first half. Operating margin increased to 11.0% from 10.5%. The trends affecting SC&ISR's results for the 2003 first half were similar to those for the 2003 second quarter.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 5

TRAINING, SIMULATION AND SUPPORT SERVICES

Training, Simulation and Support Services (TS&SS) sales for the 2003 second quarter increased $53.6 million to $250.8 million from $197.2 million for the 2002 second quarter. The Telos, TMA and Ship Analytics acquired businesses provided $27.7 million of the increase in sales. Excluding the increase in sales from acquisitions, sales grew $25.9 million, or 13.1% because of increases in sales for communications software support, and engineering support and training services. Operating income was $29.2 million for the 2003 second quarter, compared to $22.3 million for the 2002 second quarter. Operating margin increased to 11.6% from 11.3% primarily because of higher sales volume for military communications software support and training services.

Orders for the TS&SS segment were $212.9 million during the 2003 second quarter and included:

o An award for executing Phase II support of the U.S. Army's initiative toward building an Afghanistan National Army (ANA).

o Additional funding for the continuation and expansion of support to the U.S. Army's Recruiting Command (USAREC)

o An award for the B-2A Training System Contractor Logistics Support contract to incorporate mission capability upgrades to the B-2A Spirit aircrew and maintainer training systems. These upgrades provide technical and operational improvements to the B-2A's tactical data link capabilities.

o Awards for homeland defense initiatives from various customers and additional awards from NORTHCOM in Colorado Springs, the Defense Threat Reduction Agency, the Defense Intelligence Agency, the Navy Foreign Language Office and the Bureau of Immigrations and Customs Enforcement.

o An award for the ATLAS program to provide IT services to the U.S. intelligence community.

For the first half of 2003, sales for TS&SS were $482.2 million, up 23.0% compared to $392.0 million for the first half of 2002. Excluding the increase in sales from acquired businesses of $63.9 million, sales grew $26.3 million, or 6.7%. TS&SS generated operating income of $57.7 million for the 2003 first half, compared to $43.8 million for the 2002 first half. Operating margin increased to 12.0% from 11.2%. The trends affecting TS&SS's results for the 2003 first half were similar to those for the 2003 second quarter.

AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

Aviation Products and Aircraft Modernization (AP&AM) 2003 second quarter sales increased $53.2 million to $253.7 million from $200.5 million in the 2002 second quarter. Excluding the increase in sales from the Avionics Systems acquired business of $27.6 million, sales grew $25.6 million, or 12.8%, primarily because of higher aircraft modernization and modification sales including those to the U.S. Special Operations Command (USSOCOM) related to the Iraq war activities and upgrades on C-130 aircraft for Greece and Malaysia. Sales volume for commercial aviation products declined $10.8 million caused by the continued weakness in the commercial aviation markets and volume increased $2.8 million for commercial maritime products. AP&AM generated operating income of $33.7 million for the 2003 second quarter compared with $32.2 million for the 2002 second quarter. Operating margin declined to 13.3% from 16.1% primarily because of lower margins on volume declines for commercial aviation products.

Orders for the AP&AM segment were $248.0 million during the 2003 second quarter and included:

o An award to deliver Communication Management Systems for B737 aircraft to support the Special Air Mission of the U.S. Air Force.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 6

o    An award to provide display systems for the C-130J platform.

o Awards from various customers including Consilium, Hyundai and Samsung to provide Hardened Voyager Recorders (HVR).

o    Orders for the new L-3 Pro-Tec Automated Identification System (AIS).

o An agreement with Airbus for terrain and traffic collision avoidance systems (T2CASTM) to be Supplier Furnished Equipment (SFE) on all new Airbus long-range, single aisle and wide body aircraft.

For the first half of 2003, sales for AP&AM were $406.1 million, up 32.5% compared to $306.4 million for the first half of 2002. Excluding the increase in sales from acquired businesses of $65.4 million, sales grew $34.3 million, or 11.2%. Operating income was $54.5 million for the 2003 first half, compared to $49.7 million for the 2002 first half. Operating margin declined to 13.4% from 16.2%. The trends affecting AP&AM's results for the 2003 first half were similar to those for the 2003 second quarter.

SPECIALIZED PRODUCTS

Specialized Products' sales for the 2003 second quarter increased $93.5 million to $369.8 million from $276.3 million in the 2002 second quarter. The Detection Systems, Ruggedized Command and Control, Electron Devices, Wolf Coach Inc., International Microwave Corporation, Westwood Corporation and Wescam Inc. acquired businesses provided $120.6 million of the increase in sales. Excluding acquisitions, sales declined $27.1 million, or 9.8%, primarily because of lower volumes for telemetry and space products and microwave components due to continued weakness in those commercial markets, and volume declines on fuzing products and acoustic undersea warfare products. These volume declines were due to timing of sales on recent orders which have not yet occurred and certain contracts approaching their scheduled completion. Sales of explosive detection systems (EDS) declined $5.6 million to $12.4 million for the 2003 second quarter. Sales of naval power equipment increased because of increasing shipments, and sales of Flyaway Triband Satellite Terminals (FTSATs) increased because of strong demand from the U.S. military. Operating income was $23.4 million for the 2003 second quarter, compared with $13.5 million for the 2002 second quarter. Operating margin improved to 6.3% from 4.9% primarily because of sales increases for naval power equipment and FTSATs, sale price and cost improvements on security products and training devices, as well as higher margins for certain acquired businesses.

Orders for the Specialized Products segment were $452.7 million during the 2003 second quarter and included:

o An award for eight additional eXaminer(TM) EDS Systems from the TSA, as well as an order from a European country for two High Energy (2.5 MeV) Cargo Screening Mobile units for use for border control.

o An award to provide the Highly Mobile Artillery Rocket System (HIMARS) vehicle with the Position Navigation Unit (PNU) that is used to transfer alignment to the weapons, stabilize, aim and position the launcher.

o An award to provide M234 electronic self-destruct fuzes used in Dual Purpose Improved Conventional Munitions (DPICM) grenades as well as an award for FMU-139 electronic bomb fuzes.

o An award to supply the U.S. Army 105mm tank ammunition for the new Stryker light armored vehicle.

o An award to supply Raytheon Missile Systems with all the Traveling Wave Tubes (TWT) used in the AIM-120 Advanced Medium Range Air-to-Air Missile (AMRAAM).


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 7

o An award to provide MX-20 sensor systems for the Canadian Department of Defense CP-140 Aurora Incremental Modernization Program (AIMP).

o An award for the Modernized User Equipment (MUE) program to study and provide initial development of M-Code GPS receivers user equipment.

o An additional award to provide F/A-22 Raptor full mission trainers, weapon tactics trainers and gyro procedure trainers.

o Continued production funding for the U.S. Army's Aviation Combined Arms Tactical Trainer (AVCATT).

o An award from Northrop Grumman Newport News for the design and manufacture of switchgear and transformers for the land-based test site for the DD(X) program.

o An award for the design, development and production of transformers for the B-1B bomber associated with the B-1B weapon system upgrade.

o An award from the U.S. Army's Aberdeen Proving Ground for delivery of mobile analysis lab vehicles.

For the first half of 2003, sales for Specialized Products were $747.3 million, up 45.5% compared to $513.6 million for the first half of 2002. Excluding the increase in sales from acquired businesses of $259.2 million, sales declined $25.5 million, or 5.0%. Specialized Products generated operating income of $50.5 million for the 2003 first half, compared to $29.4 million for the 2002 first half. Operating margin increased to 6.8% from 5.7%. The trends affecting the Specialized Products results in the 2003 first half were similar to those for the 2003 second quarter, except that sales of EDS systems increased by $19.6 million during the 2003 first half compared to the 2002 first half.

ACQUISITIONS

On May 30, 2003, the company completed the acquisition of all the outstanding stock of Aeromet Inc. for $17.5 million in cash. The purchase price was financed using cash on hand. Aeromet designs, develops and integrates infrared and optical systems for airborne ISR.

On March 28, 2003, the company completed the acquisition of Avionics Systems, a former Goodrich Corporation division. The purchase price of $188 million was financed using cash on hand. Following the acquisition, the business was renamed L-3 Communications Avionics Systems. Avionics Systems develops and manufactures innovative avionics solutions for all segments of the aviation market, and sells its products in the following markets: military (23%), business jets (36%), general aviation (22%), rotary wing (7%) and air transport (12%).

In June 2003, the company entered into an agreement to acquire the Military Aviation Services business of Bombardier, Inc. for approximately $90 million in cash. Military Aviation Services provides a full range of technical services in the areas of aircraft maintenance, repair and upgrade for military aircraft, and the refurbishment and modernization of selected commercial aircraft. Its customers include the Canadian Armed Forces, the DoD, prime contractors, OEM's and foreign military organizations. The acquisition is subject to regulatory approval and is expected to be completed in September 2003. The purchase price will be financed using cash on hand.


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 8

OUTLOOK

"For the second half of 2003, we expect continued good performance in our business segments," said Mr. Lanza. "We see continued growth in ISR and secure communications, training and simulation and aircraft modification."

"We believe that the turnaround in commercial aviation markets will begin toward the end of 2004. When those markets recover, it will significantly benefit L-3. In addition, L-3 expects to benefit from the changing dynamics of the travel industry. We are beginning to see the growing trend of airlines moving away from large transport aircraft to cost-effective regional jets. This should benefit L-3 because of the company's strong relationship with regional jet airframe manufacturers and because L-3's aviation products are used on all commercial aircraft types."

"The superior performance of the military's legacy assets, ISR and precision weaponry in Afghanistan and Iraq have been well demonstrated and we believe are a DoD spending priority for fiscal 2004. In the fiscal 2003 supplemental budget for the Iraq war and in the DoD budget investment accounts for fiscal 2004 to fiscal 2009, it is anticipated that there will be continued funding for recapitalization of legacy systems, ISR and smart munitions and this should continue to benefit L-3 well into the future. In addition, as the U.S. assists Iraq and Afghanistan in the reconstruction of civilian government, law enforcement systems and infrastructure, L-3's divisions are playing a key role in these efforts and that business is growing."

Mr. Lanza noted that in three L-3 segments - Secure Communications & ISR, Training, Simulation & Support Services and Aviation Products & Aircraft Modernization, the company has built up a significant presence. "In fact, L-3 has evolved through internal growth and acquisitions from simply a products provider to a subsystems or systems provider in a number of key areas since it was formed six years ago. This has increased the company's importance to the DoD and in 2002 L-3 was listed as the tenth-largest defense supplier in the Fortune
500. This growth has served the DoD well because it provides the government with more substantial offerings, greater expertise and service and greater cost-efficiencies."

Congress is currently considering President Bush's Department of Homeland Security (DHS) 2004 budget, targeted at $29.4 billion. "There are a number of DHS focus areas where L-3 has offerings," said Mr. Lanza, "and they include airport security, cargo security, port security, communications restoral, crisis management and border and intrusion detection. Deepwater is also a major program for the DHS and L-3 is part of the Lockheed Martin team working on this effort for the U.S. Coast Guard."

"On the acquisition front, there continue to be many attractive and affordable properties in the $50 million to $300 million revenue range," said Mr. Lanza. "We'll continue to look for companies that have products that are number-one or number-two in their niche markets that add value to our growing portfolio."

The company expects its total sales for the full year 2003 to grow in excess of 20% compared to 2002, including the company's acquisitions completed through June 30, 2003 and the Military Aviation Services acquisition, which is expected to be completed in September 2003. The company expects its sales growth excluding acquisitions to be between 8% and 10% for 2003, excluding the expected decline in sales of EDS systems. The company expects its sales of EDS systems for 2003 to decline to approximately $130 million from $339 million for 2002, with most of the decline occurring in the 2003 fourth quarter because sales of EDS systems were $256 million in the 2002 fourth quarter. The company's previous estimate of $175 million for 2003 sales of EDS systems has been reduced by $45 million because of changes in the fiscal 2003 spending priorities of the U.S. Transportation Security Administration. Operating income growth is expected to exceed 25% for 2003 compared to 2002, resulting in 2003 diluted earnings per share of between $2.63 and $2.68, including the loss of $0.07 per diluted share on the retirement of debt in June 2003. Additionally, given the company's strong cash flow performance for the 2003 first half, the company is increasing its free cash flow estimate for 2003 from $300 million to $315 million. The company's free cash


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L-3 COMMUNICATIONS ANNOUNCES SECOND QUARTER 2003 RESULTS                  PAGE 9

flow estimate for 2003 is comprised of approximately $413 million of cash from operating activities, less approximately $100 million of capital expenditures, plus dispositions of property, plant and equipment of approximately $2 million.

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Wednesday, July 23, 2003, at 2:00 p.m. EDT. Listeners may access the conference call live over the Internet at the following location:

          http://www.firstcallevents.com/service/ajwz384888983gf12.html

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 1691728), beginning approximately two hours after the call ends through Wednesday, July 30, 2003 at 11:59 p.m. EDT.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) systems and products, secure communications systems and products, avionics and ocean products, training devices and services, microwave components and telemetry, instrumentation, space and navigation products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

                                      # # #


                           - FINANCIAL TABLES FOLLOW -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    THREE MONTHS ENDED          SIX MONTHS ENDED
                                                         JUNE 30,                   JUNE 30,
                                                  -----------------------     ----------------------
                                                     2003        2002           2003        2002
                                                  -----------  ----------     ----------  ----------
SALES:

  CONTRACTS, PRIMARILY U.S. GOVERNMENT              $1,081.1     $ 863.8      $ 2,045.9   $ 1,482.4
  COMMERCIAL, PRIMARILY PRODUCTS                       145.8        91.4          270.0       169.6
                                                  -----------  ----------     ----------  ----------
     CONSOLIDATED SALES                              1,226.9       955.2        2,315.9     1,652.0
                                                  -----------  ----------     ----------  ----------

COSTS AND EXPENSES:

  CONTRACTS, PRIMARILY U.S. GOVERNMENT                 955.4       760.8        1,814.0     1,307.4
  COMMERCIAL, PRIMARILY PRODUCTS:
   COST OF SALES                                        91.9        60.4          172.9       103.9
   SELLING, GENERAL AND ADMINISTRATIVE                  41.2        28.6           73.0        54.1
   EXPENSES RESEARCH AND DEVELOPMENT EXPENSES            9.6         7.7           18.4        17.6
                                                  -----------  ----------     ----------  ----------
     CONSOLIDATED COSTS AND EXPENSES                 1,098.1       857.5        2,078.3     1,483.0
                                                  -----------  ----------     ----------  ----------

OPERATING INCOME                                       128.8        97.7          237.6       169.0

INTEREST AND OTHER INCOME (EXPENSE)                     (0.1)       (0.2)           1.3         0.8
INTEREST EXPENSE                                        33.7        31.6           65.9        57.7
DEBT RETIREMENT CHARGE                                  11.2        16.2           11.2        16.2
MINORITY INTEREST EXPENSE                                0.4         1.8            0.7         2.7
                                                  -----------  ----------     ----------  ----------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE           83.4        47.9          161.1        93.2

PROVISION FOR INCOME TAXES                              30.0        16.3           58.0        32.3
                                                  -----------  ----------     ----------  ----------

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE
   IN ACCOUNTING PRINCIPLE                              53.4        31.6          103.1        60.9

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF INCOME TAXES OF $6.4                  --          --             --     (24.4)
                                                  -----------  ----------     ----------  ----------
NET INCOME                                           $  53.4     $  31.6        $ 103.1     $  36.5
                                                  ===========  ==========     ==========  ==========

EARNINGS PER SHARE BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE:

            BASIC                                    $  0.56     $  0.40        $  1.08     $  0.77
                                                  ===========  ==========     ==========  ==========
            DILUTED(A)                               $  0.53     $  0.38        $  1.03     $  0.73
                                                  ===========  ==========     ==========  ==========

EARNINGS PER SHARE:

            BASIC                                    $  0.56     $  0.40        $  1.08     $  0.46
                                                  ===========  ==========     ==========  ==========
            DILUTED (A)                              $  0.53     $  0.38        $  1.03     $  0.44
                                                  ===========  ==========     ==========  ==========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

            BASIC                                       95.6        80.0           95.4        79.4
                                                  ===========  ==========     ==========  ==========
            DILUTED                                    105.6        90.7          105.3        82.7
                                                  ===========  ==========     ==========  ==========

----------
(a) In order to calculate diluted earnings per share, the after-tax interest expense savings on the assumed conversion of the Convertible Notes must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to income before cumulative effect of a change in accounting principle and net income is $2.6 million for the three months ended June 30, 2003 and 2002 and $5.2 million for the six months ended June 30, 2003. For the six months ended June 30, 2002, the amount to add to income before cumulative effect of a change in accounting principle is $5.2 million and the corresponding amount to add to diluted weighted average common shares outstanding is 7.4 million shares. The shares and after-tax interest expense savings upon conversion of the Convertible Notes were not included in the computation of diluted EPS for the six months ended June 30, 2002 because the effect of the assumed conversion was anti-dilutive.

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                             SELECTED FINANCIAL DATA
                                  (IN MILLIONS)

                                                           THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                JUNE 30,                   JUNE 30,
                                                         -----------------------     ----------------------
                                                            2003        2002           2003        2002
                                                         -----------  ----------     ----------  ----------
ORDERS (FUNDED)                                            $1,402.2   $ 1,068.0      $ 2,617.7   $ 1,860.5

REPORTABLE SEGMENT OPERATING DATA:
----------------------------------

SALES:

    SECURE COMMUNICATIONS & ISR                             $ 352.6     $ 281.2        $ 680.3     $ 440.0

    TRAINING, SIMULATION & SUPPORT SVS.                       250.8       197.2          482.2       392.0

    AVIATION PDTS. & AIRCRAFT MODERNIZATION                   253.7       200.5          406.1       306.4

    SPECIALIZED PRODUCTS                                      369.8       276.3          747.3       513.6

                                                         -----------  ----------     ----------  ----------
                    CONSOLIDATED                           $1,226.9     $ 955.2      $ 2,315.9   $ 1,652.0
                                                         ===========  ==========     ==========  ==========

OPERATING INCOME:

    SECURE COMMUNICATIONS & ISR                             $  42.5     $  29.7        $  74.9     $  46.1

    TRAINING, SIMULATION & SUPPORT SVS.                        29.2        22.3           57.7        43.8

    AVIATION PDTS. & AIRCRAFT MODERNIZATION                    33.7        32.2           54.5        49.7

    SPECIALIZED PRODUCTS                                       23.4        13.5           50.5        29.4
                                                         -----------  ----------     ----------  ----------
                    CONSOLIDATED                            $ 128.8     $  97.7        $ 237.6     $ 169.0
                                                         ===========  ==========     ==========  ==========


OPERATING MARGIN:

    SECURE COMMUNICATIONS & ISR                               12.1%       10.6%          11.0%       10.5%

    TRAINING, SIMULATION & SUPPORT SVS.                       11.6%       11.3%          12.0%       11.2%

    AVIATION PDTS. & AIRCRAFT MODERNIZATION                   13.3%       16.1%          13.4%       16.2%

    SPECIALIZED PRODUCTS                                       6.3%        4.9%           6.8%        5.7%
                                                         -----------  ----------     ----------  ----------
                      CONSOLIDATED                            10.5%       10.2%          10.3%       10.2%
                                                         ===========  ==========     ==========  ==========

DEPRECIATION AND AMORTIZATION:

    SECURE COMMUNICATIONS & ISR                             $   6.6      $  6.4        $  13.7     $  10.6

    TRAINING, SIMULATION & SUPPORT SVS.                         1.9         2.1            3.9         4.0

    AVIATION PDTS. & AIRCRAFT MODERNIZATION                     5.1         4.1            9.0         6.6

    SPECIALIZED PRODUCTS                                       11.2         6.6           21.0        13.2
                                                         -----------  ----------     ----------  ----------
                CONSOLIDATED                                $  24.8     $  19.2        $  47.6     $  34.4
                                                         ===========  ==========     ==========  ==========

RECONCILIATIONS OF GAAP TO NON-GAAP MEASUREMENTS:
-------------------------------------------------

NET CASH FROM OPERATING ACTIVITIES                          $ 102.2     $  71.4        $ 208.3     $ 112.8

CAPITAL EXPENDITURES, NET OF DISPOSITIONS                     (21.2)      (13.5)         (37.2)      (23.8)
                                                         -----------  ----------     ----------  ----------
FREE CASH FLOW(B)                                           $  81.0     $  57.9        $ 171.1     $  89.0
                                                         ===========  ==========     ==========  ==========

                                                                         JUNE 30,        DECEMBER 31,
                                                                           2003              2002
                                                                         --------        ------------
  PERIOD END DATA:
  ----------------
     BACKLOG  (FUNDED)                                                  $ 3,581.0         $  3,228.6

     CASH & CASH EQUIVALENTS                                            $   306.8         $    134.9

     TOTAL DEBT                                                         $ 2,066.1         $  1,847.8

     MINORITY INTEREST                                                  $    73.1         $     73.2

     SHAREHOLDERS' EQUITY                                               $ 2,348.1         $  2,202.2

----------
(b) The company discloses free cash flow because the company believes that it is a measurement of cash flow generated that is available for investing and financing activities. Free cash flow is defined as cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to supplementally finance any new acquisitions it makes by raising new debt or equity capital.